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                                                     EXHIBIT 12-1


                RATIO OF EARNINGS TO FIXED CHARGES



                                  Year Ended June 30,
                     --------------------------------------------
                       1999     1998     1997     1996     1995
                     -------- -------- --------  ------- --------
                                (dollars in thousands)


EARNINGS:
Consolidated pre-
  tax income from
  continuing
  operations.......  $ 17,554 $ 20,213 $ 31,405 $ 35,818 $ 27,043
Interest...........    45,479   44,364   42,945   45,312   41,043
Net amortization of
  debt discount and
  premium and
  issuance expense.       965    1,029    1,122    1,337    1,172
Interest portion of
  rental expense...     2,876    2,252    2,528    3,012    2,704
                     -------- -------- -------- -------- --------

  Earnings.........  $ 66,874 $ 67,858 $ 78,000 $ 85,479 $ 71,962
                     ======== ======== ======== ======== ========

FIXED CHARGES:

Interest...........  $ 45,479 $ 44,364 $ 42,945 $ 45,312 $ 41,043
Net amortization of
  debt discount and
  premium and
  issuance expense.       965    1,029    1,122    1,337    1,172
Interest portion of
  rental expense...     2,876    2,252    2,528    3,012    2,704
                     -------- -------- -------- -------- --------

  Fixed charges....  $ 49,320 $ 47,645 $ 46,595 $ 49,661 $ 44,919
                     ======== ======== ======== ======== ========

Ratio of earnings
  to fixed charges.      1.36     1.42     1.67     1.72     1.60
                     ======== ======== ======== ======== ========